UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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ELI LILLY AND COMPANY
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Explanatory Note: Lilly publishes an annual Integrated Summary Report, which is distributed at the same time as our proxy statement. This year, that report includes the following section on the affordability of our medicines as well as a question and answer section with the company’s lead independent director, Juan Luciano. This content relates to two management proposals and two shareholder proposals included in the 2020 proxy statement.

Affordability Section
We know innovative medicines are only helpful if patients can afford them. No one should have to ration insulin when managing their diabetes. To fill gaps in the current U.S. health care system, Lilly has introduced several insulin affordability programs (referenced below) for people who are most likely to pay higher out-of-pocket costs. This includes those in high-deductible insurance plans, the uninsured and seniors in the Medicare Part D coverage gap. Our programs are helping. In 2019, the average out-of-pocket spend among people using our savings programs decreased more than 65%. Today, 95% of Humalog prescriptions at the retail pharmacy cost patients $95 or less, and 43% cost nothing at all. From the first half of 2018 to the last half of 2019, the average patient out-of-pocket cost for Humalog at retail pharmacies decreased by 15% to $33.57 per prescription.

Changes in the U.S. health care system, such as the increase in use of high-deductible health plans, are an ongoing challenge. While these plans prioritize lower premiums, they have shifted a greater burden of cost-sharing to consumers who need medicines - effectively causing the sick to subsidize the healthy. The rebates and discounts we pay to pharmacy benefit managers, insurers, the government and other supply chain entities have continued to grow over the years, not just for insulin but for our entire U.S. portfolio. We need to restructure the financial incentives of the entire pharmaceutical supply chain to ensure that patients directly benefit from those rebates and discounts at the pharmacy counter.

Capping Out-of-Pocket Costs*
Lilly offers savings programs designed to limit out-of-pocket costs for Lilly insulins. The vast majority of commercially insured and uninsured patients can expect the out-of-pocket cost for their prescription to be $95 or less at the retail pharmacy.

*Pharmacies must participate and uninsured patients must enroll; offer invalid for patients whose prescription claims are eligible to be reimbursed by any governmental program; some limitations apply.

Lower-Priced Insulins
In 2019, Lilly launched Insulin Lispro Injection at a list price 50% lower than Humalog U-100. As of January 2020, monthly prescriptions for Insulin Lispro injection had reached more than 98,000, and Insulin Lispro made up nearly 14% of the Humalog family prescriptions. In January 2020, Lilly announced two additional half-priced insulins - Humalog Mix75/25 KwikPen and Humalog Junior KwikPen (expected availability in April 2020).

Question and Answer Section with Lead Independent Director

Question:  What has the board done in response to shareholder engagement this year?

Answer:  The board believes engagement with our shareholders and other key stakeholders is central to how we govern the company. In 2019, we spoke with a number of investors on topics such as proxy access; eliminating the company’s classified board and supermajority voting requirements; environmental, social and governance topics including drug pricing and product quality and safety; our board and corporate culture; litigation and key enterprise risks; and the company’s executive compensation. As a result of input from our shareholders, we recently amended the company’s bylaws to include proxy access provisions. Once again, the board is putting forward management proposals to eliminate the classified board structure and supermajority voting provisions.

Question:  Why is Lilly’s current governance structure best suited to drive innovation?

Answer:  We’re dedicated to effective oversight of our business and believe that governance is key to the board’s effective oversight of our long-term performance, strategy, key risks and compliance. Our board believes independence is key to strong corporate governance. The dual roles of an executive chair and a strong, independent lead director are important in balancing inputs to the board. As our Chairman and CEO, Dave Ricks provides strong operational leadership coupled with a long-term strategic agenda. This is vital to our innovative research and development business, which has prolonged product development cycles. Further, leveraging my experience as the CEO for a Fortune 100 company, I lead the independent directors in their analysis of company decisions and performance and in the other elements of our important oversight function for the company.